EXHIBIT 3.1
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
LEAR CORPORATION
          Lear Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
          FIRST, the name of the Corporation is Lear Corporation.
          SECOND, at a meeting of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and recommending that the proposed amendment be put forth to the stockholders of the Corporation for their consideration thereof.
          THIRD, the amendment of the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
          FOURTH, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that Sections (d) and (e) of Article 5 shall read in their entirety as follows:
“ (d)      The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The directors elected at the annual meeting of stockholders held in 2005 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2008. The directors elected at the annual meeting of stockholders held in 2006 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2009. The directors elected at the annual meeting of stockholders held in 2007 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2010. At each annual meeting of the stockholders commencing with the 2008 annual meeting, successors to the class of directors whose terms then expire shall be elected for a one-year term expiring at the next-succeeding annual meeting of stockholders after their election, such that, commencing with the 2010 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. Prior to the 2010 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.
(e)      Subject to the rights, if any, of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Prior to the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class. Commencing with the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the annual meeting of stockholders next following his or her election. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.”

          IN WITNESS WHEREOF, Lear Corporation has caused this certificate to be signed this 17th day of July, 2007.

LEAR CORPORATION
By:	/s/ Daniel A. Ninivaggi

Name:	Daniel A. Ninivaggi

Title:	Executive Vice President, General Counsel and Chief Administrative Officer